Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 7, 2012 (October 10, 2012 as to reportable segments operating income in Note 15) relating to the consolidated financial statements of WWF Operating Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the allocations of expenses and debt from Dean Foods Company) appearing in the Prospectus dated October 26, 2012 filed by the Company pursuant to Rule 424(b)(4) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-183112), as amended.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

October 29, 2012